Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Walt Lifsey (“Lifsey”) and Atmel Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A.            Lifsey retired as Executive Vice President & Chief Operating Officer of the Company, and from all other positions as a director or officer of any subsidiary or affiliate of the Company, effective October 31, 2012.

B.            Effective November 1, 2012, Lifsey was engaged as a consultant to the Company, on the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Lifsey hereby agree as follows:

1.              Retirement as Executive Officer and Agreement to Consult.

a.              Lifsey retired and resigned from his position as Executive Vice President & Chief Operating Officer of the Company, and from all other positions as a director or officer of any subsidiary or affiliate of the Company, effective October 31, 2012 (October 31, 2012 being referred to as the “Separation Date”), without further notice or action required, and the Company accepted those retirements and resignations. Lifsey agrees that he will execute any (x) retirement and resignation letters necessary to reflect his retirement and resignation from the Company and to replace him as a director or officer of any subsidiaries or affiliates and (y) other documentation necessary to transfer shares held by Lifsey, in his capacity as a director, in each of ACP Test Company, Inc., Temic Semiconductor Test Inc., TSPIC Corporation and any of the Company’s other foreign subsidiaries, if any.

b.              From November 1, 2012 until November 1, 2014 (such period being referred to as the “Consulting Period”), Lifsey shall be engaged by the Company, without further notice or action, pursuant to the terms of this Agreement, as a consultant, subject to the following:

i.                   During the Consulting Period, Lifsey shall provide the assistance, consultation and other services reasonably requested by the Company’s Chief Executive Officer, which shall generally be consistent with, and not substantially dissimilar from, the scope and range of responsibilities, and tasks, undertaken by Lifsey during his tenure as an employee of the Company. Lifsey may terminate the Consulting Period by providing the Company with not less than 90 days prior written notice (the 90th day after delivery of any termination notice permitted by this sentence being referred to as the “Termination Date”). The Company may not terminate this Agreement prior to the end of the Consulting Period, except in the event of a material breach of this Agreement by Lifsey. The Company shall provide written notice to Lifsey of any material breach of this Agreement, and Lifsey shall have ten days to cure any such material breach unless such breach is not subject to cure.

ii.                In view of Lifsey’s continuing access to the Company’s trade secrets, proprietary know-how and other confidential information during the Consulting Period, and as a material inducement for the Company to engage Lifsey as a consultant and to offer the compensation contemplated by the Agreement, during the Consulting Period, Lifsey will not, directly or indirectly, provide consulting services or advice to, become an employee of, or in any way directly assist or undertake an investment in, (1) any of the companies (or their successors) set forth on Exhibit A attached hereto, (2) any person, firm, partnership, business, corporation or other entity engaged in the design, manufacture, development or sale of alternative “touch” sensing materials, including fine line metal or metal mesh technologies, or “touch” integrated circuits and related software or (2) Telefunken Semiconductor International, LFoundry GmbH, or any of their respective subsidiaries, affiliates, equity holders or other stakeholders.

iii.             During the Consulting Period, Lifsey shall be an independent contractor and shall not look to the Company as his employer, partner, agent, co-employer or principal. The Company shall have no responsibility for the withholding or payment of federal, state or local taxes, for withholding or contributions under the federal insurance contributions act (social security), or for contributions under the federal unemployment tax act in connection with any consulting services, which shall be Lifsey’s sole responsibility. The Company will issue Lifsey IRS Form 1099 to reflect any consulting fees paid to him under this Agreement. During the Consulting Period, except as otherwise expressly provided in Section 2 of this Agreement, Lifsey shall not be eligible for benefits or to participate under any benefit plans made available to employees of the Company, including, without limitation, employee stock purchase program, 401(k), workers’ compensation, disability insurance, vacation or sick pay or receive any Paid Time Off. The Company shall provide no workers’ compensation or unemployment insurance coverage for Lifsey, which shall be his sole responsibility, and Lifsey shall pay, when and as due, any and all taxes incurred as a result of his compensation hereunder, including estimated taxes.

iv.            During the Consulting Period, Lifsey agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, and all other information and items made, or conceived, during the Consulting Period and arising from, or related to, the services being provided by Lifsey under this Agreement (hereinafter referred to as “New Developments”) shall be and are assigned to the Company as its sole and exclusive property. Upon the Company’s request, Lifsey agrees to assist the Company, at the Company’s expense, to obtain patents or copyrights for such New Developments, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which the Company shall deem necessary to apply for and to assign or convey to the Company, its successors and assigns or nominees, the sole and exclusive right, title and interest in such New Developments. All information, no matter the form, provided or disclosed by the Company, or otherwise made available, for use by Lifsey during the Consulting Period, is the proprietary property of the Company. Proprietary information includes, but is not limited to, specific customer requirements, product and technology roadmaps, designs, software, customer and potential customer lists, information concerning the Company’s employees, agents or divisions, pricing information and the Company’s intellectual property. Lifsey will maintain in confidence and will not, directly or indirectly, disclose, use or communicate, either during or after the term of this Agreement, any proprietary or confidential information, data or know how belonging or relating to, or otherwise affecting or involving, the Company or any of its personnel, whether or not it is in written or permanent form, except to the extent necessary to perform services on behalf of the Company or as expressly authorized by the Company. Upon termination of Lifsey’s involvement with the Company, or at the request of the Company prior to termination, Lifsey shall deliver to the Company all material in Lifsey’s possession (or under his control, whether in electronic or any other form), wherever located, relating to the Company and/or the services or destroy all such data and information if requested by the Company. These obligations concerning proprietary and confidential information extend to information belonging to customers and suppliers of the Company about whom Lifsey may have gained knowledge as a result of Lifsey’s involvement with the Company.

c.               Effective on the Separation Date, Lifsey’s employment relationship with the Company, without further notice or action, terminated. Except as otherwise expressly provided in this Agreement, including Section 2, all compensation, benefits and perquisites of employment ceased as of the Separation Date.

2.              Consideration, Salary and Consulting Fees.

a.              Within ten (10) days of the Separation Date, Lifsey will receive his final paycheck, reflecting all earned but unpaid base salary and all earned but unpaid Paid Time Off, as well as reimbursement for all business expenses incurred and submitted as of the Separation Date. Business expenses incurred but not submitted as of the Separation Date will be paid to Lifsey within two weeks after submission of appropriate documentation to the Company.

b.              During the Consulting Period, the Company shall pay Lifsey on or before:

i.                                               January 15, 2013, for consulting services provided, and to be provided, in respect of the twelve (12) month period from November 1, 2012 through, and including November 1, 2013, an amount equal to $458,087 by wire transfer to an account specified in writing by Lifsey; and

ii.                                            January 15, 2014, for consulting services provided, and to be provided, in respect of the twelve (12) month period from November 2, 2013 through, and including November 1, 2014, an amount equal to $458,087 by wire transfer to an account specified in writing by Lifsey provided, however, that if Lifsey terminates the Consulting Period, or materially breaches this Agreement, at any time prior to November 1, 2014, Lifsey shall only be entitled to receive, notwithstanding any earlier payments received under this Agreement, a pro rata portion of the applicable consulting fees referred to Sections 2(b)(i) and 2(b)(ii) based on the number of days during which the Consulting Period was in effect over the number of days within the Consulting Period. In the event that Lifsey has received payments under this Section 2(b) in excess of the pro rata amount determined by the preceding proviso, then, in such event, Lifsey shall immediately repay to the Company, in cash, any excess amounts he may have theretofore received.

c.               During the Consulting Period, vesting, if any, of equity awards, whether time-based, performance-based or otherwise, shall be as set forth in Exhibit B attached hereto.

d.              The Company will pay Lifsey’s total applicable premium cost for continued coverage under COBRA from November 1, 2012 until November 1, 2013, provided Employee is eligible for, and validly elects to continue, coverage under COBRA.

e.               During the Consulting Period, Lifsey shall not participate in any incentive plans or programs (for benefits, perquisites or otherwise) that the Board or the Company offers to employees or determines to adopt during 2011, 2012, 2013 or 2014, including any successor, if any, to the 2011 Long-Term Incentive Plan commonly referred to as Challenge “G” (the “2011 Plan”); provided, however, that nothing contained in this Section 2(e) is intended to, or shall, affect the vesting of equity awards contemplated, and provided, by Section 2(c).

f.                Lifsey understands and agrees that the payments, including consulting fees, continued vesting of equity awards referred to in Section 2(c) and other benefits described in this Section 2, constitute the sole, and total, consideration he will receive in connection with the termination of his employment, his provision of consulting services, and the releases of claims described in this Agreement. Lifsey hereby disclaims any entitlement to additional or different severance, compensation or benefits under the Atmel Corporation Change of Control and Severance Plan, or any other incentive or severance plan (including the 2011 Plan), agreement (written or oral), or course of conduct with the Company. Lifsey further confirms and understands that he will not be entitled to receive any awards of equity grants made under the 2011 Plan, whether or not heretofore credited under the 2011 Plan, any bonus under the Executive Incentive Plan or otherwise.

3.                        Release of Claims. Lifsey agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Lifsey by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Lifsey, on his own behalf and on behalf of his heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Lifsey may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 11 below), including, without limitation:

a.              any and all claims relating to or arising from Lifsey’s employment relationship with the Company and the termination of that relationship;

b.              any and all claims for breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; unjust enrichment and promissory estoppel;

c.               any and all claims based on tort, including negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d.              any and all claims relating to, or arising from, Lifsey’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

e.               any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; and disability benefits;

f.                any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the National Labor Relations Act, the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Lifsey Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code and applicable IWC Wage Order; the California Fair Employment and Housing Act; the Colorado Anti-Discrimination Act; and the Colorado Wage Claim Act;

g.               any and all claims for violation of the federal or any state constitution;

h.              any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

i                     any and all obligations for attorneys’ fees incurred in regard to the above claims (all claims listed in this Section 3 referred to collectively as “Released Claims”).

Lifsey agrees that the release set forth in this Section 3 shall be and remain in effect in all respects as a complete general release as to the matters released. Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Release; (ii) any claims that by law cannot be released, including without limitation Lifsey’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment against the Company (with the understanding that Lifsey’s release of claims herein bars Lifsey from recovering such monetary relief from the Company), and any challenge to the validity of

Lifsey’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement; (iii) any contractual and statutory rights to be indemnified for work performed as an executive officer of the Company or any of its affiliates or subsidiaries, and (iv) any coverage rights available to Lifsey under any of the Company’s Directors’ and Officer’s or other insurance policies existing as of the Separation Date.

4.                   Acknowledgment of Waiver of Claims under ADEA. This Section 4 of the Agreement shall apply only to the extent Lifsey is subject to the Age Discrimination in Employment Act of 1967 (the “ADEA”). Lifsey understands and acknowledges that he is waiving and releasing any rights he may have under the ADEA, and that this waiver and release is knowing and voluntary. Lifsey understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Lifsey understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Lifsey was already entitled. Lifsey further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Lifsey from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Lifsey signs this Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, Lifsey hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5.                   California Civil Code Section 1542. Lifsey understands and agrees that the Released Claims include not only claims presently known to him, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims. Lifsey understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Lifsey knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Lifsey further waives any and all rights or benefits of any similar provision of the laws of any other jurisdiction to the full extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement.

6.                   Non-disparagement. Lifsey will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Releasees. The Company will ensure that its officers and directors do not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Lifsey.

7.                   Non-Solicitation. Lifsey shall not solicit any employee of the Company for employment (including as an independent contractor) other than at the Company until the first business day after the later of (x) twelve (12) months following the Separation Date or (y) the end of the Consulting Period; provided, however, that advertisements in newspapers or other electronic media of general circulation to which employees of the Company may respond shall be deemed a violation of this Section 7.

8.                   Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

9.                   No Oral Modification. This Agreement may only be amended in a writing signed by Lifsey and the Company’s Chief Executive Officer (or his successor).

10.            Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Lifsey consents to personal and exclusive jurisdiction and venue in the State and Federal courts in Santa Clara County, California.

11.            Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”). Notwithstanding the foregoing, in the event Lifsey is subject to the ADEA, each Party has seven (7) days after that Party signs this Agreement to revoke it and this Agreement will become effective on the eighth (8th) day after Lifsey signed this Agreement (which will be deemed the Effective Date), so long as it has been signed by the Parties and has not been revoked by either Party before that date.

12.            Voluntary Execution of Agreement. Lifsey understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Lifsey acknowledges that:

a.              he has read this Agreement;

b.              he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement;

c.               he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

d.              he understands the terms and consequences of this Agreement and of the releases it contains; and

e.               he is fully aware of the legal and binding effect of this Agreement.

13.            Confidentiality and Return of Company Property.

a.              Confidential Separation Information. Except for disclosure to be reflected in the Company’s Current Report on Form 8-K or Annual or Quarterly Report on Form 10-Q required to be filed with the Securities and Exchange Commission to reflect the retirement of Lifsey (which will contain a copy of this Agreement for filing with the Securities and Exchange Commission), and such other reports, proxy statements or other documents as the Company is required to file with the Securities and Exchange Commission reflecting Lifsey’s position as an executive officer and Section 16(a) officer of the Company, Lifsey agrees that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Separation Information”), are intended to remain confidential between the Company and Lifsey. Lifsey further agrees that he will not disclose the Confidential Separation Information to any other persons, except that Lifsey may disclose such information to his immediate family members and to his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Lifsey shall advise the person receiving the information of its confidential nature. Neither Lifsey, nor anyone to whom the Confidential Separation Information has been disclosed, will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Lifsey specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of the Company. Nothing in this Section will preclude Lifsey from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly-issued subpoena.

b.              Continuing Obligations. Lifsey has signed an Atmel Corporation Proprietary Information Agreement (“Proprietary Information Agreement”), attached as Exhibit C hereto, and understands that certain terms and conditions of that agreement survive the termination of Lifsey’s employment. As such, Lifsey agrees to comply with the continuing obligations set forth in the surviving provisions of the Proprietary Information Agreement. Lifsey also understands that trading in the securities of the Company is subject to federal and state securities laws regarding insider trading. To the extent Lifsey has, or comes into possession of, material, non-public information about the Company, Lifsey understands that trading in the Company’s securities by those persons in possession of such material, non-public information may be prohibited by law.

c.               Return of Company Property. By signing this Agreement, Lifsey confirms that on or before the Separation Date, he has returned to the Company, or otherwise destroyed any copies or extracts (whether in electronic form or otherwise) of, all Company property, wherever stored (including mobile, laptop or other similar devices), and all materials and documents containing, summarizing, or making reference to trade secrets and copyrighted materials, including all copies, excerpts and extracts of the same.

14.            Counterparts. This Agreement may be executed in counterparts, and by facsimile or electronic transmission in portable document format (or equivalent document-scanning format) (“pdf”), and each counterpart and facsimile or pdf signature page shall have the same force and effect as an original, and shall constitute an effective, binding agreement by each of the Parties.

15.            Construction. This Agreement embodies the terms of a settlement arrived at through voluntary negotiation between the Parties, and both have had the opportunity to review this Agreement with their respective legal counsel and other advisors. Accordingly, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not for or against either of the Parties. In the event Lifsey breaches any material obligation described in this Agreement, the Parties agree that: (a) Lifsey will be deemed to be in material breach of this Agreement; (b) the Company will be relieved of any ongoing obligation to comply with any of the terms of this Agreement, including without limitation the Company’s obligation to make any payments described in Section 2 that were not paid prior to the date on which the material breach occurred or to permit any further vesting of equity awards after the date on which the material breach occurred; and (c) Lifsey shall promptly repay to the Company any excess consulting fees that he may have received that relate to portions of the Consulting Period arising, or that would have arisen, after the date of the material breach, calculated in a manner consistent with the proviso set forth in Section 2(b) of this Agreement.

16.       Binding On Parties And Representatives. This Agreement shall be binding upon Lifsey, and upon his spouse, heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Company and to the Releasees, and each of them, and to their respective administrators, representatives, executors, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

WALT LIFSEY, an individual

Dated:	11/14/2012	/s/ Walt Lifsey
WALT LIFSEY

ATMEL CORPORATION

Dated:	11/19/12	By:	/s/ Steven Laub
STEVEN LAUB
PRESIDENT AND CHIEF EXECUTIVE OFFICER